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                                                                     Exhibit 5.0
                                Lester Morse P.C.
                               111 Great Neck Road
                                    Suite 420
                           Great Neck, New York 11021
                            Telephone: (516) 487-1446
                            Facsimile: (516) 487-1452


                                October 21, 1998

Kids Stuff, Inc.
4450 Belden Village Street, N.W., Suite 406
Canton, Ohio  44718
Gentlemen:

         You have requested our opinion, as counsel for Kids Stuff, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form SB-2 (No. 333-61463) (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

         The Registration Statement relates to (i) an offering of up to 460,000 Units (including 60,000 Units to be offered by the Company pursuant to the Over-Allotment Option). Each Unit consists of one share of Series 1 Preferred Stock and two Series 1 Preferred Stock Purchase Warrants (the "Preferred Warrants") ; (ii) 920,000 shares of Series 1 Preferred Stock issuable upon exercise of the Preferred Warrants included in the Units (the "Preferred Shares"); (iii) Underwriters' Warrant to purchase 40,000 Units (the "Underwriters' Option"); (iv) 40,000 shares of Series 1 Preferred Stock and 80,000 Preferred Warrants issuable upon exercise of the Underwriters' Option and
(v) 80,000 shares of Series 1 Preferred Stock issuable upon exercise of the Preferred Warrants included in the Underwriters' Option.

         We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion.
It is our opinion that:

         (1) The shares of Series 1 Preferred Stock, the Preferred Warrants and Underwriters' Option and underlying securities have been duly authorized and, when issued, delivered and paid for in the manner described in the form of Underwriting Agreement and Preferred Stock Agency Agreement filed as Exhibits 1.04 and 4.08, respectively, to the Registration Statement and Underwriters' Option filed as Exhibit 4.07, such securities will be legally issued and the shares of Series


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Kids Stuff, Inc.
Page 2
                  1 Preferred Stock, when so issued, delivered and paid for will also be fully paid and nonassessable.

         (2) The Preferred Shares have been duly authorized, and when issued, delivered and, paid for upon exercise of the Preferred Warrants in the manner described in the form of Preferred Warrant Agency Agreement filed as Exhibit 4.09 to the Registration Statement, will be legally issued, fully paid, and nonassessable.

         (3) The shares of Series 1 Preferred Stock and Preferred Warrants issuable upon exercise of the Underwriters' Option and the shares of Series 1 Preferred Stock issuable upon exercise of the Preferred Warrants have been duly authorized and, when issued, delivered and paid for in the manner described in the Underwriters' Option and Preferred Warrants filed as Exhibits
                  4.07 and 4.10, respectively, to the Registration Statement, will be legally issued, and when paid for will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,

                                              LESTER MORSE P.C.



                                              /s/ Steven Morse

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